EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Effie Veres (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / David Simpson (212) 575-4545

EMCOR GROUP, INC. REPORTS SECOND QUARTER 2017 RESULTS

- Record Second Quarter Diluted EPS from Continuing Operations of $0.95 -
- Total Backlog of $4.10 Billion; 7.6% Increase Year-over-Year -
- Year-To-Date Operating Cash Flow of $103 Million; 115% Increase Year-over-Year -
- Raises 2017 Revenue Guidance and Diluted EPS Guidance Range -

NORWALK, CONNECTICUT, July 27, 2017 - EMCOR Group, Inc. (NYSE: EME) today reported results for the second quarter ended June 30, 2017.

For the second quarter of 2017, net income from continuing operations attributable to EMCOR was $56.8 million, or $0.95 per diluted share, compared to $56.5 million, or $0.92 per diluted share, for the second quarter of 2016. Included in net income from continuing operations attributable to EMCOR for the second quarter of 2016 were after-tax transaction expenses of $1.7 million, or $0.03 per diluted share, related to the acquisition of Ardent Services, L.L.C. and Rabalais Constructors, LLC (collectively, “Ardent”), which was completed on April 15, 2016. Excluding these expenses, non-GAAP net income from continuing operations attributable to EMCOR for the second quarter of 2016 was $58.1 million, or $0.95 per diluted share. Revenues for the second quarter of 2017 were $1.90 billion compared to $1.93 billion for the second quarter 2016.

Operating income for the second quarter of 2017 was $92.8 million, or 4.9% of revenues, compared to $92.3 million, or 4.8% of revenues, in the year ago period. Included in operating income for the second quarter of 2016 were pre-tax transaction expenses of $2.8 million related to the Ardent acquisition. Excluding these expenses, non-GAAP operating income for the second quarter of 2016 was $95.0 million, or 4.9% of revenues.

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income from continuing operations and non-GAAP diluted earnings per share from continuing operations to the comparable GAAP figures.

Selling, general and administrative expenses for the second quarter of 2017 totaled $181.3 million, or 9.6% of revenues, compared to $181.8 million, or 9.4% of revenues, in the year ago period.

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EMCOR Reports Second Quarter Results	Page 2

The Company's income tax rate for the second quarter of 2017 was 36.8%, in line with the income tax rate in the year ago period.

Backlog as of June 30, 2017 was $4.10 billion, an increase of 7.6% from $3.81 billion at the end of the second quarter of 2016. Total domestic backlog grew $265.1 million year-over-year and backlog in the U.K. segment increased $25.0 million. Backlog growth in the U.S. Electrical Construction, U.S. Mechanical Construction and U.K. Building Services segments more than offset declines in the U.S. Building Services and U.S. Industrial Services segments. From an end-market perspective, backlog growth in the commercial, healthcare, institutional and hospitality markets was partially offset by declines in the industrial, transportation and water & wastewater sectors.

Tony Guzzi, President and Chief Executive Officer of EMCOR, commented, “The Company delivered record second quarter diluted earnings per share from continuing operations driven primarily by a combination of solid non-residential construction demand and strong project execution. Our combined U.S. Construction segments continued to deliver top-line growth, with overall revenues up 13.8% over last year, 11.2% of which was organic. Each of our segments, with the exception of our U.S. Industrial Services, delivered operating income growth. Notably, backlog continued to expand, increasing 7.6% year-over-year and 3% sequentially, with book-to-bill at the highest level in nearly two years. We are also encouraged that the growth in our backlog is broad-based across geographies and end-markets despite strong revenue growth.”

Mr. Guzzi added, “Our U.S. Electrical and Mechanical Construction segments were once again standouts in the quarter, with organic revenue growth of 5% and 15%, respectively. Our U.S. Electrical Construction segment delivered a 40% increase in operating income and 160 basis points of operating margin expansion, while our U.S. Mechanical Construction segment saw a 40% increase in operating income, a portion of the gain driven by the recovery, within the quarter, of losses stemming from a contract dispute in late 2016. Excluding this recovery, operating income in our U.S. Mechanical Construction segment increased by a solid 9% in the second quarter, highlighting continued strong market demand for our services. Additionally, 2016’s second quarter was negatively impacted by a significant write-down on a transportation project within our U.S. Electrical Construction segment. We are also pleased with the performance of our U.S. Building Services segment, which despite a mid-single-digit decline in revenues, delivered a 9% increase in operating income and 60 basis points of operating margin expansion, largely as a result of the solid execution in the mobile mechanical services business within this segment. By contrast, second quarter results for our U.S. Industrial Services segment declined as expected, reflecting the fact we benefited from an elongated 2016 spring turnaround season and from a large specialty service project underway in the year ago quarter. Lastly, the results of our U.K. segment for the second quarter achieved a 7% increase in operating income and 80 basis points of operating margin expansion, despite significant foreign exchange headwinds.”

Revenues for the first six months of 2017 totaled $3.79 billion, an increase of 3.0% compared to $3.68 billion for the first six months of 2016. Net income from continuing operations attributable to EMCOR for the first six months of 2017 was $109.9 million, or $1.84 per diluted share, compared to $90.9 million, or $1.48 per diluted share, for the first six months of 2016. Included in net income from continuing operations attributable to EMCOR for the first six months of 2016 were after-tax transaction expenses of $2.3 million, or $0.04 per diluted share, related to the acquisition of Ardent. Excluding these transaction expenses, non-GAAP net income from continuing operations attributable to EMCOR for the first six months of 2016 was $93.2 million, or $1.52 per diluted share.

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EMCOR Reports Second Quarter Results	Page 3

Operating income for the first six months of 2017 was $175.6 million, or 4.6% of revenues, compared to $147.9 million, or 4.0% of revenues, for the first six months of 2016. Included in operating income for the first six months of 2016 were pre-tax transaction expenses of $3.8 million related to the acquisition of Ardent. Excluding these transaction expenses, non-GAAP operating income for the first six months of 2016 was $151.7 million, or 4.1% of revenues. SG&A totaled $364.3 million, or 9.6% of revenues, for the first six months of 2017 compared to $349.2 million, or 9.5% of revenues, for the first six months of 2016.

Mr. Guzzi concluded, “We are very pleased with our execution year-to-date and encouraged by the increase in our backlog and the continued steady growth in U.S. non-residential construction. As a result, we are raising our 2017 revenue guidance to the high-end of our previous range and increasing our diluted earnings per share guidance. The midpoint of our guidance range represents a 13% increase in diluted earnings per share from continuing operations, year-over-year, excluding the transaction expenses associated with the Ardent acquisition in 2016. Our updated guidance reflects the better than expected results reported in the first half of the year and the continued strength in the end-markets in which we operate. However, it also recognizes the headwinds that we face, particularly in our U.S. Industrial Services segment, which will continue to be impacted by the difficult year-over-year comparisons created by the large specialty service project in the second and third quarters of the prior year. As we look ahead, our healthy balance sheet will continue to provide us with the flexibility to pursue strategic acquisitions, while returning capital to our shareholders through additional share repurchases and dividends.”

Based on the current size and mix of backlog and expectations for continued improvement in market conditions, EMCOR now expects full year 2017 revenues to be approximately $7.6 billion, the high end of the previous guidance range of $7.5 billion to $7.6 billion. The Company now expects full year 2017 diluted earnings per share from continuing operations to be in the range of $3.40 to $3.60, up from the previous range of $3.20 to $3.50.

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com.

EMCOR Group's second quarter conference call will be available live via internet broadcast today, Thursday, July 27, at 10:30 AM Eastern Daylight Time. The live call may be accessed through the Company's website at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2016 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
Revenues	$1,895,937	$1,933,416	$3,787,669	$3,678,386
Cost of sales	1,621,436	1,658,675	3,246,828	3,180,537
Gross profit	274,501	274,741	540,841	497,849
Selling, general and administrative expenses	181,337	181,811	364,338	349,213
Restructuring expenses	343	641	908	732
Operating income	92,821	92,289	175,595	147,904
Interest expense	(3,069)	(3,118)	(6,140)	(5,494)
Interest income	73	192	330	357
Income from continuing operations before income taxes	89,825	89,363	169,785	142,767
Income tax provision	33,019	32,911	59,865	51,880
Income from continuing operations	56,806	56,452	109,920	90,887
Loss from discontinued operation, net of income taxes	(18)	(1,097)	(522)	(1,178)
Net income including noncontrolling interests	56,788	55,355	109,398	89,709
Less: Net (income) loss attributable to noncontrolling interests	(30)	25	—	19
Net income attributable to EMCOR Group, Inc.	$56,758	$55,380	$109,398	$89,728

Basic earnings (loss) per common share:
From continuing operations	$0.96	$0.93	$1.85	$1.49
From discontinued operation	$(0.00)	$(0.02)	$(0.01)	$(0.02)

Diluted earnings (loss) per common share:
From continuing operations	$0.95	$0.92	$1.84	$1.48
From discontinued operation	$(0.00)	$(0.02)	$(0.01)	$(0.02)

Weighted average shares of common stock outstanding:
Basic	59,290,420	60,808,502	59,527,863	60,854,781
Diluted	59,639,061	61,204,221	59,873,416	61,276,278

Dividends declared per common share	$0.08	$0.08	$0.16	$0.16

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2017 (Unaudited)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$385,396	$464,617
Accounts receivable, net	1,501,036	1,495,431
Costs and estimated earnings in excess of billings on uncompleted contracts	132,224	130,697
Inventories	42,451	37,426
Prepaid expenses and other	38,729	40,944
Total current assets	2,099,836	2,169,115
Investments, notes and other long-term receivables	7,722	8,792
Property, plant & equipment, net	127,754	127,951
Goodwill	1,010,399	979,628
Identifiable intangible assets, net	509,341	487,398
Other assets	92,522	79,554
Total assets	$3,847,574	$3,852,438
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$15,318	$15,030
Accounts payable	469,318	501,213
Billings in excess of costs and estimated earnings on uncompleted contracts	523,115	489,242
Accrued payroll and benefits	271,438	310,514
Other accrued expenses and liabilities	189,668	195,775
Total current liabilities	1,468,857	1,511,774
Borrowings under revolving credit facility	125,000	125,000
Long-term debt and capital lease obligations	276,866	283,296
Other long-term obligations	397,922	394,426
Total liabilities	2,268,645	2,314,496
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,578,076	1,537,089
Noncontrolling interests	853	853
Total equity	1,578,929	1,537,942
Total liabilities and equity	$3,847,574	$3,852,438

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2017 and 2016
(In thousands) (Unaudited)

	2017	2016
Cash flows - operating activities:
Net income including noncontrolling interests	$109,398	$89,709
Depreciation and amortization	20,354	19,265
Amortization of identifiable intangible assets	24,257	20,011
Provision for doubtful accounts	2,543	4,478
Deferred income taxes	(6,410)	1,734
Excess tax benefits from share-based compensation	(1,554)	(1,818)
Equity income from unconsolidated entities	(758)	(160)
Other non-cash items	2,208	5,565
Distributions from unconsolidated entities	1,829	863
Changes in operating assets and liabilities, excluding the effect of businesses acquired	(48,978)	(91,862)
Net cash provided by operating activities	102,889	47,785
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired	(82,724)	(232,283)
Proceeds from sale of property, plant and equipment	1,629	909
Purchase of property, plant and equipment	(17,668)	(18,950)
Net cash used in investing activities	(98,763)	(250,324)
Cash flows - financing activities:
Proceeds from revolving credit facility	—	220,000
Repayments of long-term debt	(7,601)	(8,756)
Repayments of capital lease obligations	(716)	(816)
Dividends paid to stockholders	(9,531)	(9,734)
Repurchase of common stock	(65,775)	(34,074)
Proceeds from exercise of stock options	—	144
Payments to satisfy minimum tax withholding	(2,637)	(4,111)
Issuance of common stock under employee stock purchase plan	2,191	2,383
Payments for contingent consideration arrangements	(1,017)	—
Distributions to noncontrolling interests	—	(2,050)
Net cash (used in) provided by financing activities	(85,086)	162,986
Effect of exchange rate changes on cash and cash equivalents	1,739	(4,259)
Decrease in cash and cash equivalents	(79,221)	(43,812)
Cash and cash equivalents at beginning of year	464,617	486,831
Cash and cash equivalents at end of period	$385,396	$443,019

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended June 30,
	2017	2016
Revenues from unrelated entities:
United States electrical construction and facilities services	$449,222	$420,632
United States mechanical construction and facilities services	741,817	625,547
United States building services	438,264	463,145
United States industrial services	187,476	333,508
Total United States operations	1,816,779	1,842,832
United Kingdom building services	79,158	90,584
Total worldwide operations	$1,895,937	$1,933,416

	For the six months ended June 30,
	2017	2016
Revenues from unrelated entities:
United States electrical construction and facilities services	$892,238	$768,921
United States mechanical construction and facilities services	1,412,946	1,233,975
United States building services	878,294	906,258
United States industrial services	446,015	591,012
Total United States operations	3,629,493	3,500,166
United Kingdom building services	158,176	178,220
Total worldwide operations	$3,787,669	$3,678,386

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended June 30,
	2017	2016
Operating income (loss):
United States electrical construction and facilities services	$32,118	$23,011
United States mechanical construction and facilities services	53,054	37,936
United States building services	20,185	18,535
United States industrial services	4,373	33,148
Total United States operations	109,730	112,630
United Kingdom building services	3,497	3,258
Corporate administration	(20,063)	(22,958)
Restructuring expenses	(343)	(641)
Total worldwide operations	92,821	92,289
Other corporate items:
Interest expense	(3,069)	(3,118)
Interest income	73	192
Income from continuing operations before income taxes	$89,825	$89,363

	For the six months ended June 30,
	2017	2016
Operating income (loss):
United States electrical construction and facilities services	$63,152	$39,718
United States mechanical construction and facilities services	93,487	61,717
United States building services	34,394	32,533
United States industrial services	21,417	52,014
Total United States operations	212,450	185,982
United Kingdom building services	5,176	6,569
Corporate administration	(41,123)	(43,915)
Restructuring expenses	(908)	(732)
Total worldwide operations	175,595	147,904
Other corporate items:
Interest expense	(6,140)	(5,494)
Interest income	330	357
Income from continuing operations before income taxes	$169,785	$142,767

EMCOR GROUP, INC.
RECONCILIATION OF 2017 AND 2016 OPERATING INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2017 and 2016 second quarter June 30, 2017 and 2016 operating income.  The following table provides a reconciliation between 2017 and 2016 operating income based on non-GAAP measures to the most directly comparable GAAP measures.

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
GAAP operating income	$92,821	$92,289	$175,595	$147,904
Transaction expenses related to the acquisition of Ardent	—	2,757	—	3,838
Non-GAAP operating income, excluding Ardent transaction expenses	$92,821	$95,046	$175,595	$151,742

EMCOR GROUP, INC.
RECONCILIATION OF 2017 AND 2016 NET INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2017 and 2016 second quarter June 30, 2017 and 2016 net income from continuing operations attributable to EMCOR Group, Inc.  The following table provides a reconciliation between 2017 and 2016 net income from continuing operations attributable to EMCOR Group, Inc. based on non-GAAP measures to the most directly comparable GAAP measures.

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
GAAP net income from continuing operations attributable to EMCOR Group, Inc. (1)	$56,776	$56,477	$109,920	$90,906
Transaction expenses related to the acquisition of Ardent (2)	—	1,672	—	2,328
Non-GAAP net income from continuing operations attributable to EMCOR Group, Inc., excluding Ardent transaction expenses	$56,776	$58,149	$109,920	$93,234

(1)  Amount is income from continuing operations less net loss (income) attributable to noncontrolling interest.
(2)  Amount is net of tax effect of $1.1 million in the 2016 quarter and $1.5 million in the 2016 six-month period.

EMCOR GROUP, INC.
RECONCILIATION OF 2017 AND 2016 DILUTED EARNINGS PER SHARE FIGURES
(Unaudited)

In our press release, we provide actual 2017 and 2016 second quarter June 30, 2017 and 2016 diluted earnings per common share from continuing operations.  The following table provides a reconciliation between 2017 and 2016 diluted earnings per common share based on non-GAAP measures to the most directly comparable GAAP measures.

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
GAAP diluted earnings per common share from continuing operations	$0.95	$0.92	$1.84	$1.48
Transaction expenses related to the acquisition of Ardent (1)	—	0.03	—	0.04
Non-GAAP diluted earnings per common share from continuing operations, excluding Ardent transaction expenses	$0.95	$0.95	$1.84	$1.52

(1)  Amount is net of tax effect of $1.1 million in the 2016 quarter and $1.5 million in the 2016 six-month period.

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